                             FORWARD AIR CORPORATION
                                430 Airport Road
                          Greeneville, Tennessee 37745


                                 April 23, 1999

The Board of Directors of Forward Air Corporation
430 Airport Road
Greeneville, Tennessee  37745

         Re:  REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Forward Air Corporation (the "Company"). In that capacity, I have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on April 7, 1999, covering 3,450,000 shares of Company common stock, par value $0.01 per share (the "Common Stock") to be sold by the Company and certain shareholders of the Company (the "Selling Shareholders") to the underwriters represented by BT Alex. Brown Incorporated, Morgan Keegan & Company, Inc. and Scott and Stringfellow, Inc. (the "Underwriters") for public distribution pursuant to the Underwriting Agreement between the Company, the Selling Shareholders, and the Underwriters to be filed as an exhibit to the Registration Statement. Such 3,450,000 shares of Common Stock include (i) 1,000,000 shares to be sold by the Company and (ii) 2,450,000 shares to be sold by the Selling Shareholders (including 450,000 shares that may be purchased by the Underwriters upon the exercise of an option to cover over-allotments).

In so acting, I have examined and relied upon such records, documents, certificates, and other instruments as in my judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

On the basis of the foregoing, I am of the opinion that the shares of Common Stock to be sold by the Company, when issued and delivered in the manner and on the terms described in the Registration Statement (after the same is declared effective), will be validly issued, fully paid, and nonassessable, and that the shares of Common Stock to be sold by the Selling Shareholders are validly issued, fully paid, and nonassessable.

I hereby consent to the reference to me in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.


Sincerely,

/s/ Richard H. Roberts
------------------------------
Richard H. Roberts
Senior Vice President, General Counsel and Secretary